Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is made by and between Federal Home Loan Bank of Dallas (the “Bank”), and Nancy Parker (the “Executive”) (collectively, the “Parties”).
WHEREAS, the Executive has been employed by the Bank for almost 27 years;
WHEREAS, the Executive entered into an Executive Employment Agreement with the Bank on November 20, 2007 (the “Employment Agreement”);
WHEREAS, pursuant to that Employment Agreement, the Executive was employed as the Bank’s Chief Operating Officer and Executive Vice President - Operations;
WHEREAS, the Executive began administrative leave on October 22, 2013;
WHEREAS, the Executive resigned from the Bank effective November 15, 2013;
WHEREAS, the parties dispute whether and to what extent the Executive is entitled to monies and benefits under her Employment Agreement as a result of her separation;
WHEREAS, the Parties wish to resolve amicably the Executive’s separation from the Bank, and in lieu of any amount and benefits that might otherwise be payable to Executive under her Employment Agreement, establish the terms of the Executive’s separation arrangement;
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Separation Date. The Executive’s effective date of resignation from the Bank is November 15, 2013 (the “Separation Date”). The Executive hereby resigns as of the Separation Date from all positions with the Bank and its respective subsidiaries and affiliates.

2.Separation Pay. In consideration of the Executive’s execution of this Agreement, the Bank will pay to the Executive $105,000 as Separation Pay, less all applicable taxes and withholding. The Separation Pay will be paid in one lump-sum payment within ten (10) days after the Executive’s execution, non-revocation and timely return of this Agreement. There shall be no other payments or benefits other than those which have vested as of the Separation Date and those set forth herein.
3.Confirmation of Certain Benefits. The Bank confirms that all vested monies under the following plans shall not be modified, diminished or cancelled by any act of the Bank: (i) Pentegra Defined Benefit Plan for Financial Institutions, (ii) Pentegra Defined Contribution Plan for Financial Institutions which includes the 401(k), (iii) Consolidated Deferred Compensation Plan, and (iv) Special Nonqualified Deferred Compensation Plan (the supplemental executive retirement plan or "SERP") Group 1. Additionally, the Executive shall be eligible for benefits under the Retiree Healthcare Contribution Program so long as she fulfills the eligibility requirements of the Program.
4.Release. In consideration of the Separation Pay set forth in Paragraph 2, which the Executive acknowledges she would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Bank, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, member Banks, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, those claims arising out of the Executive’s employment with and/or separation from the Bank, including, but not limited to, all claims under her Employment Agreement, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000e et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Texas Commission on Human Rights Act, Tex. Lab. Code Ann. § 21.001 et seq., Tex. Lab. Code Ann. § 21.055 et seq. (Texas whistleblower protection law), all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested benefits, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Executive’s employment with and/or separation from the Bank

(including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.
The Bank hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive for any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which it ever had or now has against her, including but not limited to, claims concerning expense reimbursement during her employment with the Bank.
Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of the Amended and Restated Indemnification Agreement between the Bank and the Executive.
5.Acknowledgements. The Executive acknowledges that she has been given the opportunity to have at least twenty-one (21) days to consider this Agreement, and has voluntarily waived such notice period. The Executive further acknowledges that the Bank is hereby advising the Executive to consult with an attorney of her own choosing prior to signing this Agreement and the Executive has consulted with an attorney of her own choosing. The Executive understands that she may revoke this Agreement for a period of seven (7) days after she signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

6.Continuing Obligations. The Executive acknowledges and reaffirms her obligation to keep confidential and not to use or disclose all non-public information concerning the Bank and its members, customers and clients that she acquired during the course of her employment with the Bank, as stated more fully in Section 9 of the Employment Agreement which remains in full force and effect. Executive agrees that because she is receiving Separation Pay, the non-competition and non-solicitation of members obligations set forth in Sections 11 and 12 of the Employment Agreement shall apply and remain in full force and effect for a period of three (3) months from the Separation Date and the non-solicitation of employees obligations set forth in Section 13 shall apply and remain in full force and effect for a period of one (1) year.
7.Return of Bank Property. The Executive confirms that, within five (5) days after the Executive's execution of this Agreement, she will return to the Bank in good working order all property set forth in Section 10 of the Employment Agreement, and any other Bank property that is in the Executive’s possession or control and has and will continue to leave intact all electronic Bank documents, including but not limited to those which the Executive developed or helped to develop during her employment. The Executive further confirms that she has cancelled all accounts for her benefit, if any, in the Bank’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
8.Final Compensation. The Executive acknowledges that she has received payment in full for all services rendered in conjunction with her employment by the Bank, including payment for all wages and bonuses and that no other compensation is owed to her other than accrued, unused vacation time of $21,491 (which shall be paid on the same day as the Separation

Pay set forth in Section 2 is paid) and vested deferred compensation, in the following plans: (i) Pentegra Defined Benefit Plan for Financial Institutions, (ii) Pentegra Defined Contribution Plan for Financial Institutions which includes the 401(k), (iii) Consolidated Deferred Compensation Plan, and (iv) Special Nonqualified Deferred Compensation Plan (the supplemental executive retirement plan or "SERP") Group 1.
9.Continued Assistance. The Executive agrees that after the Separation Date she will provide all reasonable cooperation to the Bank, including but not limited to, assisting the Bank transition her job duties and performing any other tasks as reasonably requested by the Bank.
10.Cooperation. To the extent permitted by law, the Executive agrees to cooperate fully with the Bank in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Bank whether before a state or federal court, any state or federal government agency, government regulator, or a mediator or arbitrator. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Bank. The Executive agrees that she will notify the Bank promptly in the event that she is served with a subpoena or in the event that she is asked to provide a third party with information concerning any actual or potential complaint or claim against the Bank.

11.Response to Inquiries. The Bank shall respond to inquiries from prospective employers by providing dates of employment and positions held.
12.Amendment. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.
13.Waiver of Rights. No delay or omission by the Bank or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Bank on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
14.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
15.Confidentiality. To the extent permitted by law, the Executive and the Bank understand and agree that the terms and contents of this Agreement and the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Executive and the Bank and their agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law including required securities filings, or as otherwise agreed to in writing by the Parties or as deemed necessary by the Bank for business reasons.
16.Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement. The Executive states and represents that she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.
17.Applicable Law. This Agreement shall be governed by the laws of the State of Texas without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Texas, or if appropriate, a federal court located in the State of Texas (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
18.Tax Acknowledgement. In connection with the payments and consideration provided to the Executive pursuant to this Agreement, the Bank shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law.

The Executive acknowledges that she is not relying upon the advice or representation of the Bank with respect to the tax treatment of any of the payments or benefits set forth in Paragraph 2 of this Agreement.
19.Section 409A. The payments under this Agreement are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986 and this Agreement shall be administered and construed accordingly.
20.Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Executive’s Separation Benefits and the settlement of claims against the Bank and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this Paragraph, however, shall modify, cancel or supersede the Executive’s obligations set forth in Paragraph 5 above.
21.Recital Paragraphs. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.
22.Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties have freely and voluntarily entered into this Agreement effective as of the date set forth below.

Signatures on Following Page

/s/ Nancy Parker_______________________ Nancy Parker	Date:_11/19/2013_________________________

Federal Home Loan Bank of Dallas /s/ Paul Joiner__________________________ Name: Paul Joiner Title Interim President & CEO	Date:_11/19/2013__________________________